Amendment No. 8
to the
Second Amended and Restated Agreement and Declaration of Trust
of
Diamond Hill Funds
The undersigned officer of the Diamond Hill Funds, an Ohio business trust (the “Trust”), acting pursuant to Article VII, Section 7.3 of the Second Amended and Restated Agreement and Declaration of Trust of the Trust, certifies hereby that the following resolutions were duly adopted by a majority of the Board of Trustees of the Trust on November 14, 2018, and are in full force and effect as of the date hereof:
RESOLVED, that the first paragraph of Article IV, Section 4.2 of the Declaration be, and such paragraph hereby is, amended hereby by deleting such first paragraph of Article IV, Section 4.2, in its entirety, and substituting in place thereof the following new first paragraph of Article IV, Section 4.2:
Section 4.2 Establishment and Designation of Series. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series or Classes, the Trustees hereby establish and designate the following Series and Classes of Shares: “Diamond Hill Small Cap Fund,” Diamond Hill Small-Mid Cap Fund,” “Diamond Hill Mid Cap Fund,” “Diamond Hill Large Cap Fund,” “Diamond Hill All Cap Select Fund,” “Diamond Hill Long-Short Fund,” “Diamond Hill Research Opportunities Fund,” “Diamond Hill Financial Long-Short Fund,” “Diamond Hill Global Fund,” “Diamond Hill International Fund,” “Diamond Hill Short Duration Total Return Fund,” “Diamond Hill Core Bond Fund,” “Diamond Hill Corporate Credit Fund,” and “Diamond Hill High Yield Fund,” and four classes of Shares: Class A, Class C, Class I and Class Y. The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:
Dated:    November 14, 2018
/s/ Karen R. Colvin__________
                      Karen R. Colvin, Secretary
                      Diamond Hill Funds